Cooper Standard Third Quarter Results Increase Sharply

Third Quarter 2015 Highlights

•	Adjusted EBITDA increased 40.1 percent to $93.3 million or 11.3 percent of sales

•	Net income totaled $32.7 million or $1.78 per diluted share

•	Sales increased 15.4 percent excluding the impact of foreign currency exchange rates

•	Free cash flow improved $28.6 million

NOVI, Mich., November 3, 2015 -- Cooper-Standard Holdings Inc. (NYSE: CPS) today reported net income of $32.7 million, or $1.78 per diluted share, and adjusted EBITDA of $93.3 million on sales of $827.5 million for the third quarter of 2015. These results compare to net income of $22.7 million or $1.23 per diluted share and adjusted EBITDA of $66.6 million on sales of $781.0 million in the third quarter of 2014.

“During the third quarter we were able to combine operating improvements with strong sales growth on key platforms to once again drive margins significantly higher year-over-year,” stated Jeffrey Edwards, chairman and CEO of Cooper Standard. “We are very pleased with our results through the first nine months of the year and we look forward to finishing the year strong with continued focus on margin improvement and cash generation.”

Net income of $32.7 million for the third quarter of 2015 included after tax restructuring expense of $8.0 million. Net income of $22.7 million in the third quarter of 2014 included after tax amounts of $15.3 million for a gain on the divestiture of the Company's thermal and emissions business, and $4.9 million in restructuring expense. Excluding these items, adjusted net income for the third quarter of 2015 was $40.8 million or $2.21 per diluted share, up 233 percent when compared to adjusted net income of $12.2 million or $0.66 per diluted share in the third quarter of 2014.

For the first nine months of 2015, the Company reported net income of $90.2 million, or $4.92 per diluted share, and adjusted EBITDA of $271.1 million on sales of $2.5 billion. By comparison, the Company reported net income of $55.6 million, or $3.07 per diluted share, and adjusted EBITDA of $239.4 million on sales of $2.5 billion in the first nine months of 2014. The Company’s adjusted EBITDA margin for the first nine months of 2015 was 10.9 percent compared to 9.7 percent in the first nine months of 2014. Excluding the impact of foreign currency exchange rates, adjusted EBITDA in the first nine months of 2015 was $301.0 million or 11.0 percent of sales.

Operational Overview

Consolidated

Third quarter 2015 sales increased by $46.6 million or 6.0 percent compared to the third quarter of 2014. The year-over-year variance is largely attributable to favorable volume and mix and additional revenue from the acquisition of Huayu-Cooper Standard Sealing Systems Co. (“Shenya”), partially offset by a $74.1 million impact from unfavorable foreign currency exchange rates. Excluding the impact from foreign currency exchange rates, sales in the third quarter of 2015 were $901.6 million, an increase of 15.4 percent over the third quarter of 2014.

Third quarter adjusted EBITDA increased by $26.7 million or 40.1 percent compared to the third quarter of 2014. The year-over-year variance is primarily attributable to improvements in operating efficiency, favorable volume and mix, and improved supply chain economics. These favorable items were partially offset by wage increases, price adjustments and an $8.4 million impact from unfavorable foreign currency exchange rates. Excluding the impact from foreign currency exchange rates, adjusted EBITDA for the third quarter of 2015 was $101.7 million.

North America

Cooper Standard’s North America segment reported sales of $456.4 million in the third quarter of 2015, an increase of 10.4 percent when compared to $413.5 million in sales recorded in the third quarter of 2014. The increase was attributable to improved volume and mix, partially offset by the unfavorable impact of foreign currency exchange rates and price adjustments. Excluding the impact of exchange rates, North America segment sales were $470.3 million, an increase of $56.8 million or 13.7 percent higher than the third quarter of 2014.

North America segment profit was $58.3 million, or 12.8 percent of sales, in the third quarter of 2015. This compared to segment profit of $45.5 million, or 11.0 percent of sales in the third quarter of 2014. The 180 basis point improvement was driven primarily by improved volume and mix, gains in operating efficiencies and lower material costs, partially offset by the impact of price adjustments, wage increases and unfavorable foreign currency exchange rates.

Europe

Cooper Standard’s Europe segment reported sales of $247.3 million in the third quarter of 2015 compared to $265.2 million in the third quarter of 2014. The decrease was attributable to unfavorable foreign currency exchange rates, partially offset by improvements in volume and product mix. Excluding the impact of foreign currency exchange rates, Europe segment sales were $294.4 million for the quarter, up 11.0 percent versus the prior year period.

The Europe segment reported a loss of $4.8 million in the third quarter of 2015, compared to segment profit of $5.5 million in the third quarter of 2014. The segment results for the third quarter 2015 included restructuring expense of $7.1 million. Segment profit in the third quarter of 2014 included $4.9 million of restructuring expense and a gain of $10.1 million related to the sale of the Company's thermal and emissions business. Excluding these items, Europe segment profit was $2.3 million in the third quarter of 2015 compared to $0.3 million in the third quarter of 2014. The improvement was attributable to operating efficiencies, lower material costs, higher sales volume and favorable product mix. These positive factors were partially offset by unfavorable foreign currency exchange rates and price adjustments.

Asia Pacific

Cooper Standard’s Asia Pacific segment reported sales of $102.1 million in the third quarter of 2015, an increase of 63.8 percent compared to $62.3 million in the third quarter of 2014. The year-over-year variance is largely attributable to the consolidation of the revenue from the Shenya acquisition and improved volume and mix. Excluding growth from acquisitions and the impact of unfavorable foreign currency exchange rates, sales in the Asia Pacific segment increased $5.1 million in the quarter, representing an 8.2 percent organic growth rate, despite lower than expected light vehicle production in China.
The Asia Pacific segment reported a loss of $0.7 million in the third quarter of 2015, compared to segment profit of $1.2 million in the third quarter 2014. The year-over-year change was primarily the result of higher SGA&E expenses as the Company establishes its footprint and infrastructure for planned growth based on its expanded booked business pipeline, as well as higher depreciation and amortization expense and the negative impact of foreign currency exchange rates. These were partially offset by incremental income from the Shenya acquisition and lower material costs.

South America

Cooper Standard’s South America segment reported sales of $21.8 million in the third quarter of 2015 compared to $40.0 million in the third quarter of 2014. The decrease was attributable to unfavorable foreign currency exchange rates and lower overall vehicle production in Brazil.

The South America segment incurred a loss of $7.5 million in the third quarter of 2015 compared to a loss of $11.1 million in the third quarter of 2014. The segment loss decreased year-over-year as the Company scaled back operations in Brazil to align with lower light vehicle production levels.

Liquidity and Capital Resources

At September 30, 2015, Cooper Standard had cash and cash equivalents totaling $232.0 million, compared to $204.8 million at the end of the second quarter 2015 and $267.3 million at December 31, 2014. The sequential quarterly increase was driven by improved cash from operations and a continued focus on reducing capital spending and working capital. Free cash flow (defined as operating cash flow -

CAPEX) improved to $19.6 million in the third quarter of 2015 compared to a usage of $9.0 million in the third quarter of 2014. The cash balance decline in the first nine months of the year is due primarily to seasonal changes in working capital cash and payments made in connection with the acquisition of Shenya. In addition to cash and cash equivalents, the Company had $136.9 million available under its senior amended asset-based revolving credit facility (“ABL”) for total liquidity of $368.9 million at September 30, 2015.

Total debt at September 30, 2015 was $798.7 million compared to $785.9 million at December 31, 2014. Cooper Standard’s net debt-to-book capitalization ratio was 40.4 percent at September 30, 2015.

Outlook

The Company has reaffirmed or updated its 2015 full year outlook as follows:

	Previous Guidance 30-Jul-15	Current Guidance 03-Nov-15
Revenue	$3.3 - $3.4 billion	Unchanged
Capital Expenditures	$175 - $185 million	$170 - $180 million
Cash Restructuring	$25 - $35 million	Unchanged
Cash Taxes	$40 - $50 million	Unchanged
Adj. EBITDA Margin	75 – 100 bps improvement vs. 2014	85 - 100 bps improvement vs. 2014
Key Assumptions
NA Production	17.4 million units	Unchanged
European Production	20.3 million units	Unchanged
Avg. Full Year FX rates
Euro	1 EUR = $1.11 USD	Unchanged
Canadian Dollar	1 CAD = $0.80 USD	Unchanged

Conference Call Details

Cooper Standard management will host a conference call and webcast on November 4 at 9 a.m. ET to discuss its third quarter 2015 results, provide a general business update and respond to investor questions.

To participate in the live question-and-answer session, callers in the United States and Canada should dial toll-free 800-949-4315 (international callers dial 678-825-8315) and provide the conference ID 62992796 or ask to be connected to the Cooper Standard teleconference. Callers should dial in at least five minutes prior to the start of the call. Financial and automotive analysts are invited to ask questions after the presentations are made.

The interactive webcast and slide presentation can be accessed live or in replay on the investor relations page of the Cooper Standard website at www.ir.cooperstandard.com/events.cfm.

About Cooper Standard

Cooper Standard, headquartered in Novi, Mich., is a leading global supplier of systems and components for the automotive industry. Products include rubber and plastic sealing, fuel and brake lines, fluid transfer hoses and anti-vibration systems. Cooper Standard employs more than 27,000 people globally and operates in 20 countries around the world. For more information, please visit www.cooperstandard.com.

Forward Looking Statements

There are a number of risks and uncertainties that could cause the Company's actual results to differ materially from the forward-looking statements contained in this announcement. Important factors that could cause the Company's actual results to differ materially from the forward-looking statements made herein include, but are not limited to: prolonged or material contractions in automotive sales and production volumes; the Company's liquidity; the viability of the Company's supply base and the financial conditions of the Company's customers; loss of large customers or significant platforms; foreign currency exchange rate fluctuations; the Company’s substantial indebtedness; the Company's ability to obtain financing in the future; ability to generate sufficient cash to service all of the Company's indebtedness; operating and financial restrictions imposed on the Company by the credit agreements governing the Company’s Term Loan Facility and Senior ABL facility; underfunding of pension plans; availability and increasing volatility in costs of manufactured components and raw materials; escalating pricing pressures; the Company's ability to meet significant increases in demand; the Company's ability to successfully compete in the automotive parts industry; risks associated with the Company's non-U.S. operations; ability to control the operations of the Company's joint ventures for the Company’s sole benefit; effectiveness of continuous improvement programs and other cost savings plans; product liability, warranty and recall claims that may be brought against the Company; work stoppages or other labor disruptions; natural disasters; ability to meet the Company's customers' needs for new and improved products on a timely or cost-effective basis; the possibility that the Company's acquisition strategy may not be successful; the ability of the Company's intellectual property portfolio to withstand legal challenges; a disruption in, or the inability to successfully implement upgrades to, the Company's information technology systems; compliance with environmental, health and safety laws and other laws and regulations; the volatility of the Company's annual effective tax rate; significant changes in discount rates and the actual return on pension assets; the possibility of future impairment charges to the Company's goodwill and long-lived assets; the concentration of stock ownership which may allow a few owners to exert significant control over the Company; stock volatility; and dependence on the Company's subsidiaries for cash to satisfy the obligations of the holding Company.
CPS_F

Contact for Analysts:
Roger Hendriksen
Cooper Standard
(248) 596-6465
roger.hendriksen@cooperstandard.com

Contact for Media:
Sharon Wenzl
Cooper Standard
(248) 596-6211
sswenzl@cooperstandard.com

Financial statements and related notes follow:

COOPER-STANDARD HOLDINGS INC.
CONDENSED CONSOLIDATED STATEMENTS OF NET INCOME
(Unaudited)
(Dollar amounts in thousands except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2015	2014	2015
Sales	$780,954	$827,531	$2,476,113	$2,488,402
Cost of products sold	669,701	679,083	2,084,492	2,055,124
Gross profit	111,253	148,448	391,621	433,278
Selling, administration & engineering expenses	67,365	79,065	228,609	239,455
Amortization of intangibles	3,892	3,599	12,325	10,819
Restructuring	4,845	8,540	11,690	34,809
Other operating profit	(18,385)	—	(18,385)	—
Operating profit	53,536	57,244	157,382	148,195
Interest expense, net of interest income	(9,405)	(9,487)	(35,332)	(27,912)
Equity earnings	1,094	911	4,075	4,042
Other income (expense), net	(4,129)	(3,281)	(32,932)	9,907
Income before income taxes	41,096	45,387	93,193	134,232
Income tax expense	18,866	12,869	35,354	44,052
Net income	22,230	32,518	57,839	90,180
Net (income) loss attributable to noncontrolling interests	436	214	(2,244)	35
Net income attributable to Cooper-Standard Holdings Inc.	$22,666	$32,732	$55,595	$90,215

Earnings per share:
Basic	$1.33	$1.89	$3.29	$5.26
Diluted	$1.23	$1.78	$3.07	$4.92

COOPER-STANDARD HOLDINGS INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollar amounts in thousands)

	December 31, 2014	September 30, 2015
		(unaudited)
Assets
Current assets:
Cash and cash equivalents	$267,270	$231,984
Accounts receivable, net	377,032	474,757
Tooling receivable	124,015	150,726
Inventories	166,531	172,356
Prepaid expenses	25,626	30,486
Other	93,524	66,441
Total current assets	1,053,998	1,126,750
Property, plant and equipment, net	716,013	801,389
Goodwill	135,169	151,955
Intangibles, net	82,309	74,114
Deferred tax assets	41,059	47,451
Other assets	104,219	87,235
Total assets	$2,132,767	$2,288,894

Liabilities and Equity
Current liabilities:
Debt payable within one year	$36,789	$57,986
Accounts payable	322,422	345,216
Payroll liabilities	94,986	128,094
Accrued liabilities	75,005	128,773
Total current liabilities	529,202	660,069
Long-term debt	749,085	740,685
Pension benefits	191,805	171,358
Postretirement benefits other than pensions	60,287	57,630
Deferred tax liabilities	5,001	18,063
Other liabilities	44,692	35,846
Total liabilities	1,580,072	1,683,651
Redeemable noncontrolling interest	3,981	—
7% Cumulative participating convertible preferred stock	—	—
Equity:
Common stock	17	17
Additional paid-in capital	492,959	510,421
Retained earnings	195,233	285,149
Accumulated other comprehensive loss	(139,243)	(204,320)
Total Cooper-Standard Holdings Inc. equity	548,966	591,267
Noncontrolling interests	(252)	13,976
Total equity	548,714	605,243
Total liabilities and equity	$2,132,767	$2,288,894

Non-GAAP Measures

EBITDA and adjusted EBITDA are measures not recognized under Generally Accepted Accounting Principles in the United States (U.S. GAAP) which exclude certain non-cash and non-recurring items. Management considers EBITDA and adjusted EBITDA as key indicators of the Company's operating performance and believes that these and similar measures are widely used by investors, securities analysts and other interested parties in evaluating the Company's performance. Adjusted EBITDA is defined as net income adjusted to exclude income tax expense, interest expense net of interest income, depreciation and amortization, and certain unusual, non-operating, non-cash or non-recurring items that management considers to be outside the scope of the Company's core operating performance.

When analyzing the Company’s operating performance, investors should use EBITDA and adjusted EBITDA in addition to, and not as alternatives for, net income (loss), operating income, cash flow from operating activities or any other performance measure derived in accordance with U.S. GAAP. EBITDA and adjusted EBITDA have limitations as analytical tools and should not be considered in isolation or as substitutes for analysis of the Company’s results of operations as reported under U.S. GAAP. Other companies may report EBITDA and adjusted EBITDA differently and therefore Cooper Standard’s results may not be comparable to other similarly titled measures of other companies. This presentation of adjusted EBITDA should not be construed as an inference that Cooper Standard's future results will be unaffected by unusual or non-recurring items.

Reconciliation of Non-GAAP Measures

EBITDA and Adjusted EBITDA

The following table provides reconciliation of EBITDA and adjusted EBITDA from net income:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2015	2014	2015
	(dollar amounts in millions)
Net income attributable to Cooper-Standard Holdings Inc.	$22.7	$32.7	$55.6	$90.2
Income tax expense	18.9	12.9	35.4	44.0
Interest expense, net of interest income	9.4	9.5	35.3	28.0
Depreciation and amortization	28.0	29.3	84.7	85.3
EBITDA	$79.0	$84.4	$211.0	$247.5
Gain on acquisition (1)	—	—	—	(14.2)
Loss on extinguishment of debt (2)	—	—	30.5	—
Gain on divestiture (3)	(17.9)	—	(17.9)	—
Restructuring (4)	4.7	8.6	11.5	34.8
Inventory write-up (5)	—	—	—	1.4
Stock-based compensation (6)	—	—	2.8	—
Acquisition costs	0.4	0.3	0.4	1.3
Other	0.4	—	1.1	0.3
Adjusted EBITDA	$66.6	$93.3	$239.4	$271.1

(1) Gain on remeasurement of previously held equity interest in Shenya.
(2) Loss on extinguishment of debt relating to the repurchase of our Senior Notes and Senior PIK Toggle Notes.
(3) Gain on sale of thermal and emissions product line.
(4) Includes non-cash restructuring and is net of noncontrolling interest.
(5) Write-up of inventory to fair value for the Shenya acquisition.
(6) Non-cash stock amortization expense and non-cash stock option expense for grants issued at emergence from bankruptcy.

Net Income and Adjusted Net Income
The following table provides reconciliation of net income to adjusted net income:
(Dollar amounts in thousands except per share amounts)

	Three Months Ended September 30,
	2014	2015
Net income attributable to Cooper-Standard Holdings Inc.	$22,666	$32,732
Restructuring expense (net of tax)	4,861	8,044
Gain on divestiture (net of tax)	(15,300)	—
Adjusted net income	$12,227	$40,776

Adjusted earnings per share:
Basic	$0.72	$2.36
Diluted	$0.66	$2.21